Exhibit 99.1

FXCM US Reaches Settlement with NFA and CFTC

FXCM to Exit the U.S.

Sells Accounts to GAIN

FXCM to Pay down Loan

NEW YORK, February 6, 2017-- FXCM Inc. (NASDAQ:FXCM) (“FXCM”) today announced simultaneous regulatory settlements with the National Futures Association ("NFA") and the Commodity Futures Trading Commission (“CFTC”) against its U.S. subsidiary, Forex Capital Markets LLC and certain of its principals. FXCM Holdings, LLC was also named in the CFTC settlement. The named FXCM entities and principals neither admit nor deny the allegations associated with the settlements. The NFA settlement has no monetary fine, and the CFTC settlement has a $7 million fine.

FXCM will be withdrawing from business in the U.S. and has signed a non-binding letter of intent with GAIN Capital Holdings, Inc. (“GAIN”) under which GAIN would purchase FXCM’s U.S. customer accounts.  The transaction is subject to regulatory approval and a definitive agreement.  FXCM and GAIN are working to determine the timing for the account transfer and expect to provide further information in that regard in the coming days.  In 2016, FXCM’s U.S. business had unaudited net revenues of approximately $48 million and generated an EBITDA1 loss, but the costs associated with the business will not be transferring to GAIN.  There will be no changes to FXCM customers outside of the United States.

Withdrawing from this business will free approximately $52 million in capital.  Proceeds from the account sale and the release of capital will go toward the further repaying of FXCM’s loan from Leucadia National Corporation.

FXCM will for the interim period continue to service its U.S. customers and to provide top quality trade execution pending the customer-account sale and business withdrawal.  FXCM will also be working diligently to be sure that an account transition to GAIN’s retail brand, FOREX.com, will be orderly, expeditious and seamless.  FXCM wants to express its most sincere thanks to those U.S. customers who have been with FXCM over the years and wish you all the best of luck following this transition.

FXCM wants to stress that these settlements have no impact on any customer of FXCM’s global businesses.  FXCM and its global subsidiaries will continue to provide excellent execution and competitive pricing to its customers overseas through its award-winning technology, customer service and trading tools.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, business plans, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with FXCM’s plans to shut down its US subsidiary and a potential sale of its US customer accounts, risks associated with FXCM’s strategy to focus on its operations outside the United States, risks associated with the events that took place in the currency markets on January 15, 2015 and their impact on FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the finance agreements with Leucadia, as well as risks associated with FXCM’s obligations under its other financing agreements, risks related to FXCM's dependence on FX market makers, market conditions, risks associated with FXCM’s litigation with the National Futures Association or any other potential litigation or regulatory inquiries to which FXCM may become subject, risks associated with potential reputational damage to FXCM resulting from FXCM’s plans to shut down its US subsidiary, and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K, FXCM Inc.'s latest Quarterly Report on Form 10-Q, and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with FXCM's Consolidated Financial Statements and the Notes thereto contained in FXCM's Annual Report on Form 10-K, FXCM Inc.'s latest Quarterly Report on Form 10-Q, and in other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

1 EBITDA means earnings before interest, taxes, depreciation and amortization and is a non-GAAP financial measure.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NASDAQ:FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"]. FXCM Group is owned and operated by FXCM Inc. (NASDAQ:FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors.

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications

jsales@fxcm.com

investorrelations@fxcm.com